                                                      Exhibit 99.1

Investor Contacts:                                    Dow Jones & Company
Mark Donohue                                          200 Liberty Street
Director, Investor Relations                            New York, NY 10281
(609) 520-5660

Richard Zannino
Executive Vice President, COO
(212) 416-4205

Media Contact:
Brigitte Trafford
Vice President, Communications
(212) 416-3213



                             DOW JONES REPORTS IMPROVED
                           RESULTS FOR FOURTH QUARTER 2003
                          Provides 1st Quarter 2004 Outlook

NEW YORK (January 27, 2004)?Dow Jones & Company (NYSE: DJ) reported today that it earned 54 cents per diluted share during the fourth quarter ended Dec. 31, 2003, compared with 18 cents per diluted share in the fourth quarter of 2002. Excluding the special items explained herein, the Company earned 43 cents per diluted share during the fourth quarter 2003, an increase of 26.5% from the 34 cents per diluted share earned in the fourth quarter of 2002.


     Special items netted to a gain of 11 cents per share in the fourth quarter of 2003 as the Company recorded a gain on the previously announced disposal of an equity interest in Handelsblatt in exchange for an increase in the Company's ownership in The Wall Street Journal Europe, partially offset by a loss for accretion of discount on a contract-guarantee obligation. Fourth quarter 2002 special charges netted to a loss of 16 cents per share and included restructuring charges for work force reductions, an insurance gain on property damaged on Sept. 11, 2001, a lease write-off and accretion of discount on a contract-guarantee obligation.


     Revenue rose 6.0% in the fourth quarter of 2003 to $420.7 million, primarily due to an 8.1% increase in U.S. Wall Street Journal linage compared with the fourth quarter of 2002. Operating expenses were $365.4 million, down slightly from the fourth quarter of 2002, and operating income was $55.3 million compared to 2002's $30.9 million. Excluding special items, operating expenses were up 3.4% in the fourth quarter of 2003, while operating income was up 26.9% from the same period last year with operating margins up to 13.1% in 2003 compared to 11.0% in 2002.


     For the full year 2003, earnings were $2.08 per share, compared to $2.40 per share in 2002. Excluding the special items contained herein, earnings in 2003 increased 29.7% to 96 cents per share versus 74 cents per share in 2002. Special items in 2003 netted to a gain of $1.12 per share compared to a gain of $1.66 cents per share in 2002. For the full year, revenue fell less than 1% to $1.5 billion. Operating expenses were $1.4 billion, down 5.3% from 2002, and operating income was $142.9 million compared to 2002's $75.1 million. Excluding restructuring charges and September 11 related items, operating expenses were down 2.5% from 2002, and operating income was up 25.9% from the same period last year. Please refer to the attached financial exhibits and notes for more details on the Company's results.


     Commenting on the quarter's results, Peter R. Kann, chairman and CEO of Dow Jones & Company, said: "We're encouraged by improved results in the quarter and early returns we're seeing on nearly all our `Business Now' strategic initiatives. We're also somewhat pleased with the improving advertising trend we saw at the Journal in the second half of 2003.
However, advertising volumes still are well below normal, and business confidence and spending commitments remain somewhat volatile. We'll continue to focus on controlling spending, improving quality, enhancing our products and executing `Business Now' to maximize our results in any advertising environment."


     Dow Jones also said that it expects earnings per share before special items in the first quarter of 2004 to be in the mid to upper teens cents per share range, compared with 12 cents per share in the first quarter of 2003. This assumes first-quarter 2004 linage at the U.S. Wall Street Journal will be up in the mid to upper single digit percentage range versus the first quarter of 2003 (including an extra issue in 2004). Based on currently anticipated special items in the first quarter of 2004, the Company expects reported earnings per share to be in the low to mid teens cents per share range, compared with 82 cents per share in the first quarter of 2003.
Please refer to the attached table for a reconciliation of the Company's first quarter earnings before and after special items.


Segment Results

     Print publishing revenue increased 2.8% in the fourth quarter to $253.2 million, and operating income rose 37.8% to $18.7 million from the same period a year ago. U.S. Wall Street Journal advertising linage increased 8.1% (up 19.0% in December, with one extra issue) while linage at the international editions of the Journal decreased 9.0% (down 9.4% in December, with one extra issue in both the European and Asian editions). Barron's ad pages fell 14.0% in the quarter (down 6.8% in December).

     Electronic publishing revenue in the fourth quarter was $83.5 million, up 7.2% from the same period a year ago. Operating income was $17.9 million, up 5.7% from last year. Improved performance at Consumer Electronic Publishing and Indexes/Ventures drove these improved results. Operating margin of 21.4% was essentially flat with the same period a year ago. Paid subscribers to The Wall Street Journal Online grew to 689,000 as of Dec. 31, 2003, up 1.5% from Dec. 31, 2002.

     Ottaway community newspapers' revenue in the fourth quarter was $84.1 million, up 15.6% from the same period a year ago (revenue was up 1.7% excluding the May 2003 acquisition of The Record of Stockton). Same-property advertising linage decreased 2.2% in the fourth quarter (linage was down 3.5% in December with one fewer Sunday). Ottaway total operating income was up 29.6% to $25.1 million in the fourth quarter with an operating margin of 29.9% compared with 26.7% last year.

     The Company ended the fourth quarter with $153.1 million in commercial paper, compared with $92.9 million at the end of the fourth quarter of 2002.

     As previously announced, the Company will host an earnings conference call at 10 a.m. EST today. The call can be accessed via a live Web cast through the Investor Relations section of the Company's Web site, www.dowjones.com, or through a listen-only, dial-in conference line, by
dialing 201-689-8320.   A replay of the conference call and the full text of
the prepared remarks will be available on the Company's Web site in the Investor Relations section shortly after the call concludes.

     Dow Jones & Company (NYSE: DJ; dowjones.com) publishes The Wall Street Journal and its international and online editions, Barron's and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva, with Hearst of SmartMoney and with NBC of CNBC television operations in Asia and Europe. Dow Jones also provides news content to CNBC and radio stations in the U.S.


Information Relating To Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated, including the cyclical nature of the company's business and the strong negative impact of economic downturns on the company's core advertising market--business-to-business advertising--and on advertising revenues in general; the severe weaknesses in the current technology and financial advertising markets; the extent of any recovery in the economy; the risk that the company will not benefit from any recovery in the economy; the company's ability to continue to limit and manage expense growth without harming its growth prospects; the uncertainties relating to the company's guarantee to Cantor Fitzgerald Securities and Market Data Corporation; the intense competition the company's existing products and services face; the risk that the company's initiatives to attract more consumer advertising, and other diversified advertising, to The Wall Street Journal will not succeed; with respect to Newswires, the negative impact of consolidations and layoffs in the financial services industry on sales; and such other risk factors as may be included from time to time in the company's reports filed with the Securities and Exchange Commission. This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have attached to this press release a reconciliation of those measures to the most directly comparable GAAP measures. This reconciliation is also available on the Investor Relations page of our web site at www.dowjones.com.

                              Dow Jones & Company
                                 Earnings Summary                         5
                                   (Unaudited)


(in thousands, except per share amount)
                       Quarters Ended December 31      Twelve Months Ended December 31
                              2003           2002             2003                2002
                              ----           ----             ----                ----
Reported results:

 Revenues                 $420,723       $396,849       $1,548,485          $1,559,173

 Operating income           55,294         30,856          142,913              75,083

 Net income                 44,252         15,235          170,599             201,506

 Effective tax rate*          39.5%          44.0%            23.3%               24.0%

 Diluted EPS                  $.54           $.18            $2.08               $2.40


Excluding items described in Note 2:

 Operating income         $ 55,294       $ 43,568       $  124,505          $   98,893

 Net income                 35,030         28,234           78,350              61,867

 Effective tax rate*          38.1%          40.0%            38.9%               40.0%

 Diluted EPS                  $.43           $.34             $.96                $.74

 EPS percentage change        26.5%             -             29.7%              (40.3)%

*The effective income tax rate is net of minority interests.

See notes to financial information on page 10.

Reconciliation of First Quarter 2004 Earnings Outlook

                                             Quarters Ended March 31
                                     2004 Guidance            2003 Actual
                                     -------------            -----------
Reported earnings per share       low to mid teens                  $0.82
                                  cents per share range**
Adjusted to remove:

Contract guarantee                            (.02)                  (.03)
Gain on reversal of Telerate
  sale loss contingency                                               .73
                                             ------                 -----
EPS before special items           mid to upper teens               $0.12
                                   cents per share range

**Based on special items currently anticipated.

                           Dow Jones & Company
                 Condensed Consolidated Statements of Income                6
                                  (Unaudited)

(in thousands, except
 per share amounts)      Quarters Ended December 31    Twelve Months Ended December 31
                                   2003        2002               2003            2002
                                   ----        ----               ----            ----
Revenues:
Advertising                    $249,084    $227,504         $  871,817      $  877,681
Information services             72,669      69,732            286,863         281,220
Circulation and other            98,970      99,613            389,805         400,272
                               --------    --------         ----------      ----------
   Total revenues               420,723     396,849          1,548,485       1,559,173
                               --------    --------         ----------      ----------
Expenses:
News, operations and
  development                   125,847     122,095            483,709         495,480
Selling, administrative
  and general                   139,591     131,317            540,529         559,947
Newsprint                        28,095      25,835            105,066         103,534
Print delivery costs             47,133      48,866            188,662         191,581
Depreciation and amortization    24,763      25,168            106,014         109,738
Restructuring charges and
  September 11 related items,
  net                                        12,712            (18,408)         23,810
                               --------    --------         ----------      ----------
   Operating expenses           365,429     365,993          1,405,572       1,484,090
                               --------    --------         ----------      ----------
   Operating income              55,294      30,856            142,913          75,083

Other income (deductions):
Investment income                   260          98              7,771             400
Interest expense                   (968)       (509)            (2,830)         (3,083)
Equity in earnings (losses)
  of associated companies         2,563        (471)             2,869            (488)
Gain on resolution of Telerate
  sale loss contingencies                                       59,821
Gain on sale of businesses                                                     197,925
Gain on non-monetary exchange    18,699                         18,699
Contract guarantee               (2,148)     (2,758)            (9,523)        (11,878)
Other, net                         (771)       (576)             1,138            (429)
                               --------    --------         ----------      ----------
Income before income taxes
  and minority interests         72,929      26,640            220,858         257,530
Income taxes                     28,863      11,983             51,704          63,741

Income before minority
  interests                      44,066      14,657            169,154         193,789
Minority interests                  186         578              1,445           7,717
                               --------    --------         ----------      ----------
Net income                     $ 44,252    $ 15,235         $  170,599      $  201,506
                               ========    ========         ==========      ==========
Net income per share:
  - Basic                          $.54        $.19              $2.09           $2.41
  - Diluted                         .54         .18               2.08            2.40
Weighted-average shares outstanding:
  - Basic                        81,664      82,224             81,593          83,510
  - Diluted                      82,201      82,519             81,950          83,917

See notes to financial information on page 10.

                                 Dow Jones & Company
                                  Segment Information                    7
                                       (Unaudited)

(dollars in thousands)      Quarters Ended December 31  Twelve Months Ended December 31
                                     2003         2002             2003            2002
Revenues:                            ----         ----             ----            ----
Print publishing                 $253,173     $246,223       $  915,468      $  948,870
Electronic publishing              83,481       77,905          322,032         309,491
Community newspapers:
  Comparable operations            73,934       72,721          282,236         278,638
  Divested/newly-acquired
    operations                     10,135                        28,749          22,174
                                 --------     --------       ----------      ----------
  Consolidated revenues          $420,723     $396,849       $1,548,485      $1,559,173
                                 ========     ========       ==========      ==========
Percentage change in revenue
  excluding divested/newly-
  acquired operations                 3.5%        (4.1)%           (1.1)%          (9.6)%

Operating income:
Print publishing                 $ 18,677     $ 13,557       $    8,079      $   (8,058)
Electronic publishing              17,859       16,892           67,871          60,863
Community newspapers:
  Comparable operations            22,207       19,410           73,954          74,000
  Divested/newly-acquired
   operations                       2,939                         7,039           5,255
Corporate                          (6,388)      (6,291)         (32,438)        (33,167)
                                 --------     --------       ----------      ----------
  Segment operating income         55,294       43,568          124,505          98,893
Restructuring charges and
  September 11 related items,
  net                                          (12,712)          18,408         (23,810)
                                 --------     --------       ----------      ----------
  Consolidated operating income  $ 55,294     $ 30,856       $  142,913      $   75,083
                                 ========     ========       ==========      ==========
Operating margin:
Print publishing                      7.4%         5.5%              .9%            (.8)%
Electronic publishing                21.4         21.7             21.1            19.7
Community newspapers:
  Comparable operations              30.0         26.7             26.2            26.6
  Divested/newly-acquired
   operations                        29.0                          24.5            23.7

  Segment operating margin           13.1%        11.0%             8.0%            6.3%

Depreciation and amortization (D&A):
Print publishing                 $ 15,354     $ 16,510       $   67,054      $   71,568
Electronic publishing               6,142        5,580           26,263          25,374
Community newspapers:
  Comparable operations             2,532        2,751           10,375          11,069
  Divested/newly-acquired
   operations                         519                         1,675             681
Corporate                             216          327              647           1,046
                                 --------     --------       ----------      ----------
  Consolidated D&A               $ 24,763     $ 25,168       $  106,014      $  109,738
                                 ========     ========       ==========      ==========

See notes to financial information on page 10.

                                Dow Jones & Company
                       Supplemental Segment Revenue Information               8
                                       (Unaudited)
<CAPTIONS>
(in thousands)              Quarters Ended December 31    Twelve Months Ended December 31
                                     2003         2002              2003             2002
                                     ----         ----              ----             ----
Print Publishing:

U.S. Publications:
   Advertising                   $163,606     $150,811        $  570,351       $  585,851
   Circulation and other           66,026       68,906           263,300          272,100

International Publications:
   Advertising                     14,402       17,365            47,674           54,832
   Circulation and other            9,139        9,141            34,143           36,087
                                 --------     --------        ----------       ----------
    Total                         253,173      246,223           915,468          948,870

Electronic Publishing:

Dow Jones Newswires:
   Domestic                        42,296       43,383           170,267          177,706
   International                   10,632       10,849            42,803           44,519
                                 --------     --------        ----------       ----------
    Total Newswires                52,928       54,232           213,070          222,225
Consumer Electronic Publishing(*)  19,509       15,318            68,716           55,693
Dow Jones Indexes/Ventures         11,044        8,355            40,246           31,573
                                 --------     --------        ----------       ----------
    Total                          83,481       77,905           322,032          309,491

Community Newspapers:

Advertising
  Comparable operations            53,889       53,075           203,136          199,919
  Divested/newly-acquired
   operations                       8,633                         24,325           15,707
                                 --------     --------        ----------       ----------
    Total advertising              62,522       53,075           227,461          215,626

Circulation and other
  Comparable operations            20,045       19,646            79,100           78,719
  Divested/newly-acquired
   operations                       1,502                          4,424            6,467
                                 --------     --------        ----------       ----------
    Total circulation and other    21,547       19,646            83,524           85,186

    Total                          84,069       72,721           310,985          300,812
                                 --------     --------        ----------       ----------
   Total segment revenues        $420,723     $396,849        $1,548,485       $1,559,173
                                 ========     ========        ==========       ==========

(*) Includes WSJ.com, related vertical sites, licensing/business development and radio/audio.

See notes to financial information on page 10.

                                     Dow Jones & Company
                                   Statistical Information                  9
                                         (Unaudited)

                            Quarters Ended December 31  Twelve Months Ended December 31
                                        2003      2002              2003           2002
                                        ----      ----              ----           ----
Advertising Volume
Year-Over-Year Percentage Change:

The Wall Street Journal
   General                               2.2%      3.2%             (0.6)%         (7.9)%
   Technology                           13.8     (29.9)             (2.7)         (30.4)
   Financial                             7.0     (15.6)            (15.8)         (28.2)
   Classified                           19.9       4.6              14.1           (6.8)
 Total                                   8.1      (8.2)             (1.3)         (17.6)

The Asian Wall Street Journal          (12.6)      4.4               2.0          (24.0)
The Wall Street Journal Europe          (5.3)      6.4               9.3          (22.6)
Barron's                               (14.0)     (2.3)            (16.0)         (10.4)

Ottaway Newspapers (*)
   Daily                                (3.9)      2.1              (2.5)          (1.7)
   Non-daily                             5.6        .8               2.9           (2.5)
    Total                               (2.2)      1.9              (1.6)          (1.8)

Wall Street Journal advertising as a
 percentage of total Journal linage:

    General                             44.3%     46.8%             41.9%          41.7%
    Technology                          19.0      18.1              19.6           19.8
    Financial                           18.2      18.4              17.0           19.9
    Classified                          18.5      16.7              21.5           18.6


Other statistics:                                      December 31        December 31
                                                              2003               2002
                                                       -----------        -----------
Dow Jones Newswires terminals                              293,000            308,000
WSJ.com subscribers                                        689,000            679,000
WSJ.com unique visitors/business day                       125,329            121,071
Average monthly unique visitors to the Journal Network   5,834,000          5,280,000
Average monthly page views to the Journal Network       63,893,000         59,757,000

(*) Percentage excludes divested/newly-acquired operations.

                               Dow Jones & Company
                         Notes to Financial Information               10

1. The company's calculation of net income, operating income and earnings per share excluding special items may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Net income, operating income and earnings per share excluding special items are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income, operating income and earnings per share as a measure of performance. However, management uses these measures in comparing the company's historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of the company's performance relative to prior periods and its competitors.


2. The following table reconciles reported results to income adjusted for special items for the fourth quarter and the twelve months ended December 31, 2003 and 2002.

                                                 Quarters Ended December 31
(in millions, except                          2003                    2002
per share amounts)               Operating    Net    EPS      Operating    Net     EPS
                                 ---------    ---    ---      ---------    ---     ---
Reported income                      $55.3   $44.3  $.54          $30.9  $15.2    $.18

Adjusted to remove:
Included in operating income:
  Restructuring charges (a)                                       (15.8)  (9.5)   (.11)
  Insurance gain on WFC damaged
    assets (a)                                                      3.1    1.8     .02
Included in non-operating income:
  Contract guarantee  (b)                     (2.1) (.03)                 (2.8)   (.03)
  Gain on non-monetary exchange
    of interests in WSJ Europe
    and Handelsblatt (c)                      11.4   .14
Equity Method investments:
    Restructuring/workforce
      reductions by Factiva
      and CNBC International (d)                                          (1.6)   (.03)
    Lease termination charge at
      SmartMoney (d)                                                      (0.9)   (.01)
                                     -----   -----  ----          -----  -----    ----
Adjusted                             $55.3   $35.0  $.43          $43.6  $28.2    $.34
                                 =====  =====  ===         =====  ====    ====

                                Dow Jones & Company
                        Notes to Financial Information                       11

                                           Twelve Months Ended December 31
(in millions, except                          2003                     2002
per share amounts)               Operating     Net    EPS   Operating     Net     EPS
                                 ---------     ---    ---   --------     ----     ---
Reported                            $142.9  $170.6  $2.08       $75.1  $201.5   $2.40

Adjusted to remove:
Included in operating income:
  Restructuring charges (a)                                     (26.9)  (15.8)   (.18)
  Insurance gain on WFC damaged
    assets (a)                                                    3.1     1.8     .02
  Gain from business
    interruption insurance claim (a)  18.4    11.1    .14
Included in non-operating income:
  Contract guarantee (b)                      (9.5)  (.12)              (11.9)   (.14)
  Gain on non-monetary exchange
    of interests in WSJ Europe
    and Handelsblatt (c)                      11.4    .14
  Gain on resolution of Telerate
    sale loss contingencies (e)               59.8    .73
  Sale of ONI properties (f)                                            164.1    1.94
Equity method investments:
   Restructuring/workforce
     reductions by Factiva and
   CNBC International (d)                                                (1.6)   (.03)
   Lease termination charge at
     SmartMoney (d)                                                      (0.9)   (.01)
   CNBC International gain (d)                                            3.9     .05
Special income tax matters (g)                19.5    .24
                                    ------   -----  -----       -----  ------  ------
Adjusted                            $124.5   $78.4* $ .96*      $98.9  $ 61.9  $  .74*
                                    ======   =====  =====       =====  ======  ======

* The sum of the individual amounts does not equal the total due to rounding.


(a) Restructuring charges and September 11 related items, net:

Restructuring
The fourth quarter of 2002 included restructuring charges of $15.8 million ($9.5 million after taxes and minority interests, or $.11 per diluted share) reflecting employee severance related to a workforce reduction of about 280 full time employees, or roughly 4% of full-time employees. On a full year basis, including a workforce reduction in the second quarter of 2002, restructuring charges totaled $26.9 million ($15.8 million after taxes and minority interests, or $.18 per diluted shares) largely reflecting employee severance related to a workforce reduction of about 445 full-time employees, or roughly 6%, of full-time employees.

September 11 related items, net:
In the second quarter of 2003, the company recorded a gain of $18.4 million ($11.1 million after taxes, or $.14 per diluted share) reflecting the settlement of its business interruption insurance claim for loss of operating income suffered as a result of the terrorist attacks on the World Trade Center on September 11, 2001.

The fourth quarter of 2002 included a gain of $3.1 million ($1.8 million after taxes, or $.02 per diluted share), reflecting the recovery of insurance proceeds in excess of the carrying value of World Financial Center assets that were destroyed as a result of the September 11 terrorist attacks.

                                Dow Jones & Company
                              Notes to Financial Information            12

(b) Contract guarantee:
Under the terms of the company's 1998 sale of Telerate to Bridge Information Systems, Inc. (Bridge), Dow Jones retained its guarantee of payments under certain circumstances of certain minimum payments for data acquired by Telerate from Cantor Fitzgerald Securities (Cantor) and Market Data Corporation (MDC). The annual minimum payments average approximately $50 million per year through October 2006 under certain conditions. Bridge agreed to indemnify Dow Jones for any liability Dow Jones incurred under the contract guarantee with respect to periods subsequent to Bridge's purchase of Telerate. In 2000, based in part on uncertainty with Bridge's solvency as well as other factors, the company established a reserve of $255 million representing the net present value of the total estimated payments from 2001 through October 2006, using a discount rate of 6%.

Earnings in 2003 and 2002 have included charges related to the accretion of the discount on the reserve balance. These charges totaled $2.1 million and $2.8 million in the fourth quarters of 2003 and 2002, respectively. For the twelve months of 2003 and 2002, charges related to the accretion of discount totaled $9.5 million and $11.9 million, respectively.

Bridge filed for bankruptcy in February 2001 but made payments for this data for the post-petition periods through October 2001, when Telerate ceased operations, went out of business, sold certain assets and rejected its contracts with Cantor and MDC. The company is now in litigation with Cantor and MDC with respect to their claims for amounts due under the contract guarantee. The company has various substantial defenses to these claims and the litigation is proceeding. The trial court rendered a decision in January 2003 denying the parties' respective motions to grant their own claims and to dismiss the competing claims. The company, Cantor and MDC all filed appeals from the trial court's order, but these appeals are in the process of being withdrawn. The discovery phase is proceeding.

While it is not possible to predict with certainty the ultimate outcome of this litigation, the company believes the likelihood of a loss exceeding the amount reserved is remote; however, it is possible that such loss could be less than the amount reserved.

(c) Gain on non-monetary exchange of interests in WSJ Europe and
Handelsblatt:
In December 2003, the company and the von Holtzbrinck Group exchanged equity shareholdings so as to increase the company's interest in the Wall Street Journal to 90% from 51% and reduce the company's ownership of the von Holtzbrinck Group's business daily, Handelsblatt, to 10% from 22%, with news and advertising relationships continuing. The company recorded a gain of $18.7 million ($11.4 million after taxes, or $.14 per diluted share), on the disposal of the 12% interest in Handelsblatt.

(d) Gains in equity in losses of associated companies:
In the fourth quarter of 2002, equity in losses of associated companies included restructuring/workforce reduction charges of $2.7 million at Factiva and CNBC International, combined ($.03 per diluted share), and an office lease termination charge of $1.5 million at SmartMoney ($.01 per diluted share).

Equity in losses of associated companies for the full year of 2002 included the fourth quarter charges above of $4.2 million ($.04 per diluted share), and gains at CNBC Asia of $3.9 million ($.05 per diluted share). These gains consisted of a $2.5 million gain from the favorable settlement of a contractual obligation and a $1.4 million gain from the sale of an investment by CNBC Asia.

                             Dow Jones & Company
                         Notes to Financial Information          13

(e) Gain on resolution of Telerate sale loss contingencies:
In the first quarter of 2003, the company recorded a gain of $59.8 million ($.73 per diluted share) on the resolution of certain loss contingencies resulting from the sale of its former Telerate subsidiary to Bridge. The reserve for loss contingencies was established as part of the loss on sale of Telerate in 1998 and related to various claims that arose out of the Stock Purchase Agreement, including a purchase price adjustment related to working capital, an indemnification undertaking and other actual and potential claims and counter-claims between the company and Bridge. In February 2001, Bridge declared bankruptcy. In March 2003, these matters were resolved by the bankruptcy court, and the company's contingent liabilities were thereby extinguished.

(f) Gains on sale of ONI properties:
The second quarter of 2002 included a gain of $44.5 million ($38 million after taxes, or $.45 per diluted share) from the sale of Ottaway's Essex County newspaper properties to Eagle-Tribune Publishing Company. The first quarter of 2002 included a gain of $153.4 million ($126.1 million after taxes, or $1.49 per diluted share) resulting from the sale of four of the company's Ottaway newspapers to Community Newspapers Holdings, Inc.

(g) Special income tax matters:
In the third quarter of 2003, the Internal Revenue Service ("IRS") completed its audit of the company's tax returns for the 1995 through 1998 tax periods, which had been amended for additional tax refunds. In October 2003, the company received notification that the Congressional Joint Committee on Taxation had approved these claims for tax refunds of approximately $24 million. The company received these refunds plus interest of approximately $6.7 million in the fourth quarter of 2003. Pursuant to the settlement of these claims, in the third quarter of 2003, the company released $25 million of tax provisions no longer needed for loss contingencies and recorded interest income of about $6.7 million (about $4.0 million, net of taxes). The company also recorded a provision of about $9.5 million in the third quarter for loss contingencies relating to recent developments in certain other tax matters. The net effect of these items was an increase in net income of $19.5 million, or $.24 per share.

3. On May 5, 2003, the company's Ottaway Newspaper subsidiary acquired The Record of Stockton, California from Omaha World-Herald Company for $144 million in cash, plus net working capital. Based on September 2003 circulation figures, The Record has daily paid circulation of 59,271 and Sunday circulation of 72,698. Prior to the acquisition, the Record Group reported 2002 revenues of $37 million and operating profits of $9.6 million.

4. Restructuring charges and September 11 related items, net are not included in segment expenses, as management evaluates segment results exclusive of these items. For information purposes, restructuring charges and September 11 related items, net allocable to each segment for the twelve months ended December 31, 2003 and 2002 were as follows:

(in thousands)              Quarters Ended December 31   Twelve Months Ended December 31
                                      2003        2002            2003              2002
                                      ----        ----            ----              ----
Print Publishing                               $ 8,484        $(17,422)         $ 16,794
Electronic Publishing                            4,078            (951)            6,521
Corporate                                          150             (35)              495
                                                ------        --------          --------
Total (gain)/charges from
  restructuring and September 11
  related items, net                           $12,712        $(18,408)          $23,810
                                               =======        ========           =======

                               Dow Jones & Company
                          Notes to Financial Information          14

5. The company's business and financial news and information operations are reported in two segments: print publishing and electronic publishing. The results of the company's Ottaway Newspapers subsidiary, which publishes 15 daily newspapers and more than 30 weeklies and shoppers in nine states in the U.S., are reported in the community newspaper segment. Print publishing includes the global operations of The Wall Street Journal and its international editions, as well as Barron's and U.S. television operations (results of the company's international television ventures are included in equity in earnings of associated companies). Electronic publishing includes the operations of Dow Jones Newswires, Consumer Electronic Publishing and Dow Jones Indexes/Ventures.


6. Summarized financial information for 50% held equity-basis investments in associated companies were as follows (amounts are at 100% levels):


(in thousands)               Quarters Ended December 31   Twelve Months Ended December 31
                                      2003         2002               2003          2002
                                      ----         ----               ----          ----
   Factiva
    Revenues                       $61,834      $61,413           $244,953      $248,886
    Operating income                 5,328          331             13,265        14,358
    Depreciation and amortization    3,092        3,294             12,449        12,824

   SmartMoney
    Revenues                       $13,291      $14,515           $ 49,691      $ 48,603
    Operating income (loss)          1,049       (2,741)            (1,206)       (9,600)
    Depreciation and amortization      216          411              1,319         1,773

   CNBC International (*)
    Revenues                       $12,937      $11,383           $ 40,521      $ 38,886
    Operating loss                  (2,616)      (5,776)           (20,240)      (26,136)
    Depreciation and amortization      986        1,106              3,883         4,316

(*) Includes the results of CNBC Europe and CNBC Asia.